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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K




                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): March 8, 2002




                                 COINSTAR, INC.
               (Exact name of registrant as specified in charter)



          Delaware                000-22555               94-3156448
(State or other jurisdiction     (Commission            (IRS Employer
     of incorporation)           File Number)         Identification No.)




                                 COINSTAR, INC.
                             1800 - 114th Avenue SE
                           Bellevue, Washington 98004
               (Address of principal executive offices) (Zip Code)


                                 (425) 943-8000
              (Registrant's telephone number, including area code)

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Item 9. Regulation FD Disclosure

     Coinstar is clarifying newly introduced information about expanding the size of its market. Coinstar currently has approximately 9,300 machine installations in the United States. In the past, Coinstar estimated the viable universe for Coinstar machine installations at 11,000 to 15,000 high-traffic supermarket locations in the United States. During its fourth quarter 2001 conference call on February 7, 2002, members of Coinstar's senior management team discussed opportunities to expand its market. To enable Coinstar to expand into markets that were previously economically unfeasible, it has experimented with new service models that could enable it to reduce service costs. In one case, Coinstar transferred the coin transportation and processing role to one of its supermarket partners, enabling Coinstar to leverage the retailer's existing coin pickup and processing relationships. Another model being evaluated is based on Coinstar's experience in Alaska where Coinstar has no employees. Instead, it has contracted with third-party vendors to handle operations. Coinstar believes that concepts such as these could enable it to expand the viable universe to include new geographies--such as rural markets--and new formats--including high-traffic drug stores, convenience stores, or mass merchants.

     These attempts to lower service costs are in their early stages and there can be no assurance that such cost saving measures will prove effective. Coinstar is pursuing these new concepts because it sees them as an opportunity to economically broaden its viable universe of machine installations, without sacrificing profit margins or return on investment. Coinstar does not believe that these new concepts will materially reduce transportation or other costs within its existing installed base.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                     COINSTAR, INC.



                                                     By: /s/ Diane L. Renihan
                                                         ---------------------
                                                         Diane L. Renihan
                                                         Chief Financial Officer



Dated: March 8, 2002





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